Exhibit 99.3

JASPER THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As of June 30, 2026

For the Six Months Ended June 30, 2026 and the Year Ended December 31, 2025

(Unaudited)

Introduction

On July 16, 2026, Jasper Therapeutics, Inc. (the “Company” or “Jasper”) acquired Kira Pharmaceuticals (“Kira”), a Cayman Islands exempted company, in accordance with the terms of the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Kira Holdco Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Kira. Pursuant to the Merger Agreement, Kira merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”).

Under the terms of the Merger Agreement, following the closing of the Merger (the “Closing”), the Company issued to the shareholders of Kira an aggregate of (i) 5,195,009 shares (the “Merger Shares”) of voting common stock of the Company, par value $0.0001 per share (the “Common Stock”), and (ii) 4,644,977 shares of non-voting convertible preferred stock of the Company, par value $0.0001 per share (the “Preferred Stock”), each share of which is convertible into 61 shares of Common Stock, subject to certain conditions. Additionally, each option to purchase Kira ordinary shares was assumed by the Company and was converted into options to purchase an aggregate of 392,791 shares of Common Stock and an aggregate of 351,201 shares of Preferred Stock. Additionally, a total of 254,462 shares of Preferred Stock were issued to the holders of Company SAFEs (as defined in the Merger Agreement).

Concurrently with the execution of the Merger Agreement, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company agreed to sell an aggregate of 4,655,951 shares of Preferred Stock (the “PIPE Securities”) for an aggregate purchase price of approximately $132.0 million (the “Financing”). The Financing closed on July 20, 2026.

Pursuant to the Merger Agreement and the Purchase Agreement, the Company will hold a shareholders’ meeting to submit the following matters to its shareholders for their consideration:   (i) the approval, in accordance with the rules of The Nasdaq Stock Market LLC, of the conversion of the Preferred Stock issued pursuant to the Merger Agreement and to be issued pursuant to the Purchase Agreement into shares of Common Stock (the “Conversion Proposal”), (ii) the ratification of the appointment of Patrick Crutcher to the Board of Directors of the Company (the “Board”), and (iii) the approval of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock by an amount sufficient to permit the conversion of all Preferred Stock and PIPE Securities issued or reserved for issuance pursuant to the Merger Agreement and the Purchase Agreement, respectively, into Common Stock in accordance with the terms of the Certificate of Designation (as defined in the Merger Agreement).

Concurrently with the execution of the Purchase Agreement, the Company entered into a Registration Rights Agreement with the Investors, pursuant to which the Company is required to file a resale registration statement with respect to the shares of Common Stock issuable upon conversion of the PIPE Securities within 90 calendar days.

Concurrently with the execution of the Merger Agreement, the Company entered into a contingent value rights agreement (the “CVR Agreement”), pursuant to which each holder of Common Stock of record immediately prior to the Closing is entitled to one (1) contractual contingent value right (each, a “CVR”) for each share of Common Stock held. Each CVR entitles the holder to receive a pro-rata portion of $30.0 million if the United States Food and Drug Administration issues a Priority Review Voucher (as defined in the CVR Agreement) in connection with briquilimab on or prior to December 31, 2028.

On July 13, 2026, Kira entered into a License Agreement with Mirador Therapeutics, Inc. (“Mirador”), pursuant to which Kira granted Mirador an exclusive, worldwide, royalty-bearing license to KP-301 and KP-402 (the “Mirador License Agreent”). Under the terms of the Mirador License Agreement, Mirador agreed to pay Kira an upfront payment of $12.0 million and a payment of $8.0 million upon delivery of drug substance and compound to Mirador, as well as potential development milestone payments of up to $108.5 million, commercial milestone payments of up to $350.0 million, and tiered royalties. The Mirador License Agreement was entered into in contemplation of the Merger and the Financing, and Mirador participated as an investor in the Financing. The Company acquired the rights and receivables under the Mirador License Agreement as part of the Merger. As the Mirador License Agreement was entered into on July 13, 2026, after the date of the historical Kira balance sheets included in this filing, the pro forma financial information gives effect to the Mirador License Agreement as a transaction adjustment.

The following unaudited pro forma condensed combined financial information of the Company is presented to illustrate the estimated effects of (1) the Merger, (2) the Financing, (3) the CVR Agreement  and (4) the Mirador License Agreement.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 combines the historical consolidated balance sheet of the Company and the historical consolidated balance sheet of Kira, giving effect to the Merger, the Financing, the CVR distribution and the Mirador License Agreement as if they had occurred on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 combine the historical statements of operations of the Company and Kira, giving effect to the Merger, the Financing, the CVR distribution and the Mirador License Agreement as if they had occurred on January 1, 2025.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following historical consolidated financial statements and notes:

●	the audited consolidated financial statements of the Company as of December 31, 2025 and for the year then ended included in the Annual Report on Form 10-K for the year ended December 31, 2025;

●	the unaudited consolidated financial statements of the Company as of and for the six months ended June 30, 2026 included in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026;

●	the audited financial statements of Kira as of December 31, 2025 and 2024 and for the years then ended filed as Exhibit 99.1 to this Current Report on Form 8-K/A; and

●	the unaudited financial statements of Kira as of and for the six months ended June 30, 2026 filed as Exhibit 99.2 to this Current Report on Form 8-K/A.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the SEC on May 20, 2020, and presents the historical financial position and results of operations of the Company and Kira, adjusted to give effect to (i) the Merger, (ii) the Financing, (iii) the CVR distribution and (iv) the Mirador License Agreement, described in the notes below.

The unaudited pro forma condensed combined financial information is presented for illustrative and informational purposes only and is based upon available information and assumptions made by management that we believe are reasonable. Actual adjustments may differ materially. The pro forma financial information does not purport to represent what the results of operations would have been had these transactions actually occurred on the dates indicated, nor does it purport to project results for any future period. The pro forma financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings.

JASPER THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2026

(in thousands, except share data)

	Jasper Historical	Kira Historical	Merger Related Transaction Adjustments	Other Transaction Adjustments	Note 4	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$7,314	$10,685	$124,829	$-	(A)	$142,828
Mirador receivable	-	-	-	12,000	(E)	12,000
Material deliverable to Mirador	-	-	-	7,995	(J)	7,995
Restricted cash, current	417	-	-	-		417
Prepaid expenses and other current assets	3,840	576	-	-		4,416
Total current assets	11,571	11,261	124,829	19,995		167,656

Property and equipment, net	60	8	-	-		68
Operating lease right-of-use assets	128	25	-	-		153
Other non-current assets	43	351	-	-		394
Total assets	$11,802	$11,645	$124,829	$19,995		$168,271

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	2,778	4,232	-	-		7,010
Accrued expenses and other current liabilities	4,797	737	-	1,500	(K)	8,375
			1,341		(L)
Current portion of operating lease liabilities	270	28	-	-		298
SAFE liabilities	-	7,214	(7,214)	-	(H)
Total current liabilities	7,845	12,211	(5,873)	1,500		15,683

Warrant liability	2,544	-	-	-		2,544
CVR obligation	-	-	1,900	-	(I)	1,900
Other non-current liabilities	-	1,294	-	-		1,294
Total liabilities	10,389	13,505	(3,973)	1,500		21,421

Commitments and contingencies
Convertible Preferred Stock	-	-	124,829	-	(A)	263,742
			120,418	-	(B)
				18,495	(F)
Options for convertible preferred stock	-	-	4,654	-	(G)	4,654
Total Convertible Preferred Stock	-	-	249,901	18,495		268,396

Stockholders’ equity (deficit):
Preferred stock	-	37	(37)	-	(H)	-
Common stock	3	276	(276)	-	(H)	4
			1	-	(C)
Additional paid-in capital	322,014	181,979	(181,979)	-	(H)	324,219
			4,020	-	(C)
			(1,900)		(I)
			85	-	(G)
Accumulated deficit	(320,604)	(184,172)	184,172	-	(H)	(445,769)
			(125,165)	-	(D)
Accumulated other comprehensive income	-	20	(20)	-	(H)	-
Total stockholders’ equity (deficit)	1,413	(1,860)	(121,099)	-		(121,546)

Total liabilities, mezzanine equity and stockholders’ equity (deficit)	$11,802	$11,645	$124,829	$19,995		$168,271

JASPER THERAPEUTICS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2025

(in thousands, except share and per share data)

	Jasper Historical	Kira Historical	Merger Related Transaction Adjustments		Other Transaction Adjustments	Note 4	Pro Forma Combined
Operating expenses:
Acquired in-process research and development	$-	$-		$125,165		(D)	$126,665
					1,500	(K)
Research and development	63,104	909		-			64,013
General and administrative	20,779	1,501		-			22,280
Total operating expenses	83,883	2,410		125,165	1,500		212,958
Loss from operations	(83,883)	(2,410)		(125,165)	(1,500)		(212,958)

Other income (expense):
Interest income (expense), net	1,741	-		-			1,741
Change in fair value of warrant liability	8,528	-		-			8,528
Gain on accounts payable settlement	-	2,027		-			2,027
Loss from issuance and remeasurement of convertible note at fair value	-	(3,950)		-			(3,950)
Other income (expense), net	(2,187)	220		-			(1,967)
Provision for income taxes	-	(258)		-		(M)	(258)
Total other income (expense), net	8,082	(1,961)		-	-		6,121

Net loss	$(75,801)	$(4,371)		$(125,165)	(1,500)		$(206,837)

Other comprehensive loss
Foreign currency translation adjustment, net of tax	-	(416)		-	-		(416)
Total comprehensive loss	$(75,801)	$(4,787)		$(125,165)	(1,500)		$(207,253)

Net loss per share attributable to common stockholders, basic and diluted	$(3.95)		$				$(0.34)

Weighted average shares outstanding, basic and diluted	19,168,110					(N)	607,242,129

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